EXHIBIT 5B

                        INVESTMENT SUBADVISORY AGREEMENT


     INVESTMENT SUBADVISORY AGREEMENT, dated as of ____________, 1997, by and between Diversified Investment Advisors, Inc., a Delaware corporation ("Diversified") and Stephens Capital Management, a division of Stephens, Inc., and a registered investment advisor under the Investment Advisors Act of 1940 ("Subadvisor').


                                  WITNESSETH:


     WHEREAS, Diversified has been organized to operate as an investment advisor registered under the Investment Advisers Act of 1940 and has been retained to provide investment advisory services to the Stephens _____________ Fund ("Fund"), a series of The Diversified Investors Funds Group, a diversified open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act");

     WHEREAS, Diversified desires to retain the Subadvisor to furnish it with Fund investment advisory services in connection with Diversified's investment advisory activities on behalf of the Fund, and the Subadvisor is willing to furnish such services to Diversified;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

     1. Duties of the Subadvisor. In accordance with and subject to the Investment Advisory Agreement between the Fund and Diversified, attached hereto as Schedule A (the "Advisory Agreement"), Diversified hereby appoints the Subadvisor to perform the Fund investment advisory services described herein for the investment and reinvestment of the Fund's assets, subject to the control and direction of Diversified and The Diversified Investors Funds Group's Board of Trustees, for the period and on the terms hereinafter set forth.

     The Subadvisor shall provide Diversified with such investment advice and supervision as the latter may from time to time consider necessary for the proper supervision of the Fund's assets. The Subadvisor shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets

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of the Fund shall be held uninvested, subject always to the provisions of the
1940 Act and to the Fund's then-current Prospectus and Statement of Additional Information ("SAI").

     In particular, the Subadvisor shall, without limiting the foregoing: (i) continuously review, supervise and implement the investment program of the Fund; (ii) monitor regularly the relevant securities for the Fund to determine if adjustments are warranted and, if so, to make such adjustments; (iii) determine, in the Subadvisor's discretion, the securities to be purchased or sold or exchanged in order to keep the Fund in balance with its designated investment strategy; (iv) determine, in the Subadvisor's discretion, whether to exercise warrants or other rights with respect to the Fund's securities; (v) determine, in the Subadvisor's discretion, whether the merit of an investment has been substantially impaired by extraordinary events or financial conditions, thereby warranting the removal of such securities from the Fund;
(vi) as promptly as practicable after the end of each calendar month, furnish a report showing: (a) all transactions during such month, (b) all assets of the Fund on the last day of such month, rates of return, and (c) such other information relating to the Fund as Diversified may reasonably request; (vii) meet at least four times per year with Diversified and with such other persons as may be designated on reasonable notice and at reasonable locations, at the request of Diversified, to discuss general economic conditions, performance, investment strategy, and other matters relating to the Fund; (viii) provide the Fund with records concerning the Subadvisor's activities which the Fund is required to by law maintain; and (ix) render regular reports to the Fund's officers and Directors concerning the Subadvisor's discharge of the foregoing responsibilities.

     The Subadvisor shall also make recommendations to Diversified as to the manner in which voting rights, rights to consent to corporate action and any other rights pertaining to the Fund's securities shall be exercised.

     Should the Board of Trustees at any time make any definite determination as to investment policy with respect to the Fund and notify the Subadvisor thereof in writing, the Subadvisor shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such policy has been revoked.

     The Subadvisor shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of Fund securities for the Fund's account with brokers or dealers selected by it, and to that end the Subadvisor is authorized as the agent of the Fund to give

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instructions to the custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. Subject to the primary objective of obtaining the best available prices and execution, the Subadvisor may place orders for the purchase and sale of Fund securities with such broker/dealers who provide statistical, factual and financial information and services to the Fund, to the Subadvisor, or to any other fund or account for which the Subadvisor provides investment advisory services and may place such orders with broker/dealers who sell shares of the Fund or who sell shares of any other fund for which the Subadvisor provides investment advisory services. Broker/dealers who sell shares of the funds of which Stephens Capital Management is investment advisor shall only receive orders for the purchase or sale of Fund securities to the extent that the placing of such orders is in compliance with the Rules of the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.

     Notwithstanding the provisions of the previous paragraph and subject to such policies and procedures as may be adopted by The Diversified Investors Funds Group's Board of Trustees and the officers of the Fund, the Subadvisor may pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, in such instances where the Subadvisor has determined in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or the Subadvisor's overall responsibilities with respect to the Fund and to other funds and separate accounts for which the Subadvisor exercises investment discretion.

     2. Allocation of Charges and Expenses. The Subadvisor shall furnish at its own expense all necessary services, facilities and personnel in connection with its responsibilities under Section 1 above. It is understood that the Fund will pay all of its own expenses and liabilities including, without limitation, compensation and out-of-pocket expenses of Trustees not affiliated with the Subadvisor or Diversified; governmental fees; interest charges; taxes; membership dues; fees and expenses of independent auditors, of legal counsel and of any transfer agent, administrator, distributor, shareholder servicing agents, registrar or dividend disbursing agent of the Fund; expenses of distributing and redeeming shares and servicing shareholder accounts; expenses of preparing, printing and mailing prospectuses, shareholder reports, notices, proxy statements and reports to governmental officers and commissions and to

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shareholders of the Fund; expenses connected with the execution, recording and settlement of Fund security transactions; insurance premiums; fees and expenses of the custodian for all services to the Fund, including safekeeping of funds and securities and maintaining required books and accounts; expenses of calculating the net asset value of shares of the Fund; expenses of shareholder meetings; expenses of litigation and other extraordinary or non-recurring events and expenses relating to the issuance, registration and qualification of shares of the Fund.

     3. Compensation of the Subadvisor. For the services to be rendered, Diversified shall pay to the Subadvisor an investment advisory fee computed in accordance with the terms of Schedule B herewith attached. If the Subadvisor serves for less than the whole of any period specified, its compensation shall be prorated.

     4. Covenants and Representations of the Subadvisor. The Subadvisor agrees that it will not deal with itself, or with the Trustees of The Diversified Investors Funds Group or with Diversified, or the principal underwriter or distributor as principals in making purchases or sales of securities or other property for the account of the Fund, except as permitted by the 1940 Act, will not take a long or short position in the shares of the Fund except as permitted by the Articles, and will comply with all other provisions of the Articles and By-Laws and any current Prospectus of the Fund relative to the Subadvisor, Advisor and its Trustees and officers.

     5. Limits on Duties. The Subadvisor shall be responsible only for managing the assets in good faith and in accordance with the investment objectives, fundamental policies and restrictions, and shall have no responsibility whatsoever for, and shall incur no liability on account of (i) diversification, selection or establishment of such investment objectives, fundamental policies and restrictions (ii) advice on, or management of, any other assets for Diversified or the Fund, (iii) filing of any tax or information returns or forms, withholding or paying any taxes, or seeking any exemption or refund,
(iv) registration with any government or agency, or (v) administration of the plans and trusts investing through the Fund, or (vi) overall Fund compliance with the requirements of the 1940 Act, which requirements are outside of the Subadvisor's control, and Subchapter M of the Internal Revenue Code of 1986, as amended, and shall be indemnified and held harmless by Diversified for any loss in carrying out the terms and provisions of this Agreement, including reasonable attorney's fees, indemnification to the Fund, or any shareholder thereof and, brokers and commission merchants, fines, taxes, penalties and

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interest. Subadvisor, however, shall be liable for any liability, damages, or expenses of Diversified arising out of the negligence, malfeasance or violation of applicable law by any of its employees in providing management under this Agreement; and, in such cases, the indemnification by Diversified, referred to above, shall be inapplicable.

     The Subadvisor may apply to Diversified at any time for instructions and may consult counsel for Diversified or its own counsel with respect to any matter arising in connection with the duties of the Subadvisor. Also, the Subadvisor shall be protected in acting upon advice of Diversified and/or Diversified's counsel and upon any document which Subadvisor reasonably believes to be genuine and to have been signed by the proper person or persons.

     6. Duration, Termination and Amendments of this Agreement. This Agreement shall become effective as of the day and year first above written and shall govern the relations between the parties hereto thereafter, and, unless terminated earlier as provided below, shall remain in force for two years, on which date it will terminate unless its continuance thereafter is specifically approved at least annually (a) by the vote of a majority of the Trustees of The Diversified Investors Funds Group who are not "interested persons" to this Agreement or of the Subadvisor or Diversified at an in person meeting specifically called for the purpose of voting on such approval, and (b) by the Board of Trustees of the Funds Group or by vote of a majority of the outstanding voting securities of the Fund. However, if the shareholders of the Fund fail to approve the Agreement as provided herein, the Subadvisor may continue to serve hereunder in the manner and to the extent permitted by the Investment Company Act of 1940 and Rules thereunder.

     This Agreement may be terminated at any time without the payment of any penalty by the Trustees, or by the vote of a majority of the outstanding voting securities of the Fund, or by Diversified. The Subadvisor may terminate the Agreement only upon giving 90 days' advance written notice to Diversified. This Agreement shall automatically terminate in the event of its assignment.

     This Agreement may be amended only if such amendment is approved by the vote of a majority of the outstanding voting securities of the Fund and by vote of a majority of the Board of Trustees of The Diversified Investors Funds Group who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.


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     The terms "specifically approved at least annually", "vote of a majority of the outstanding voting securities", "assignment", "affiliated person", and "interested persons", when used in this Agreement, shall have the respective meanings specified in, and shall be construed in a manner consistent with, the 1940 Act, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under said Act.

     7. Certain Records. Any records to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 adopted under the 1940 Act which are prepared or maintained by the Subadvisor on behalf of the Fund are the property of the Fund and will be surrendered promptly to the Fund on request.

     8. Survival of Compensation Rates. All rights to compensation under this Agreement shall survive the termination of this Agreement.

     9. Entire Agreement. This Agreement states the entire agreement of the parties with respect to investment advisory services to be provided to the Fund by the Subadvisor and may not be amended except in a writing signed by the parties hereto and approved in accordance with Section 7 hereof.

     10. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

     11. Change of Management and Pending Litigation. Subadvisor represents to Diversified that it will disclose to Diversified promptly after it has knowledge of any significant change or variation in its management structure or personnel or any significant change or variation in its management style or investment philosophy. In addition, Subadvisor represents to Diversified that it will similarly disclose to Diversified, promptly after it has knowledge, the existence of any pending legal action being brought against it whether in the form of a lawsuit or a non-routine investigation by any federal or state governmental agency.

     Diversified represents to Subadvisor that any information received by Diversified pursuant to this section will be kept strictly confidential and will not be disclosed any third party.

     12. Use of Name. Subadvisor hereby agrees that Diversified may use the Subadvisor's name in its marketing or advertising materials. Diversified agrees to allow the Subadvisor to examine and approve any such materials prior to use.


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      IN WITNESS WHEREOF, the parties thereto have caused this Agreement to be executed and delivered in their names and on their behalf by the undersigned, thereunto duly authorized, all as of the day and year first above written.

                               Diversified Investment Advisors, Inc.


                               By:______________________________________

                               Stephens Capital Management


                               By:______________________________________